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                      EMPLOYMENT AND COMPENSATION AGREEMENT


          THIS EMPLOYMENT AGREEMENT, dated as of September__, 1995, is made by and between Power-One LLC, a Delaware limited liability company ("Company"), and _____________ ("Executive") and supersedes all previous agreements by and between Executive and Power-One, Inc., a California corporation ("Power-One").

          WHEREAS, Company desires to employ Executive and Executive desires to be employed by Company.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, Company and Executive hereby agree as follows:

1.        DUTIES, RESPONSIBILITIES

          A. EMPLOYMENT. Company hereby engages Executive as ________ of Company and Executive hereby accepts such engagement by Company upon the terms and conditions specified below.

          B. DUTIES. Executive shall perform the duties and obligations of ________ of Company which shall consist generally of [responsibility for the overall management of the business and internal operations of Company, including responsibility for the day-to-day operations of its business.] Except to the extent otherwise hereinafter provided, Executive's duties and responsibilities shall be generally consistent with the services rendered by Executive as _________ of Power-One over the year prior to the date of this Agreement. Executive shall perform such additional or other duties, consistent with such position, as may be assigned to him from time to time by __________ or Company's Managers.

          During the term of this Agreement, Executive shall devote all of Executive's time, skill and efforts to the performance of Executive's duties for the Company. Company expects that Executive shall at all times use Executive's best efforts to conduct him[HER]self in a reputable, ethical manner that will not bring discredit to the Company. Executive shall at all times perform such services in compliance in all material respects with, and to the extent of Executive's authority shall use reasonable efforts to ensure that all work done under Executive's direct supervision is in compliance with, any and all laws, rules and regulations applicable to Company of which Executive is aware.

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2.        TERM

          The initial term of employment under this Agreement (the "Initial Term") shall commence on the date of this Agreement and terminate on December 31, 1997, unless earlier terminated as provided in Section 4. Company may offer to extend Initial Term for two (2) additional one (1) year periods (each an "Extension Term") by notifying Executive in writing at least ninety
(90) days prior to the expiration of the Initial Term or the first Extension Term of its desire to so extend. Executive shall notify Company within thirty (30) days whether Executive wishes to accept such offer. If this Agreement is extended for either Extension Term, it shall thereafter be terminable, other than upon expiration, only as provided in Section 4. References herein to the "Term" shall refer to both the Initial Term and the Extension Terms, if this Agreement is so extended. The period from the date of this Agreement through December 31, 1996 and each twelve (12) month period from January 1, to December 31 thereafter during the Term is sometimes referred to generally as an "Employment Year".

3.        COMPENSATION AND RELATED MATTERS

          A. BASE SALARY. Except as may be otherwise established by Company and Executive in writing, in consideration of the services to be rendered hereunder, Company shall pay Executive a base salary (the "Base Salary") in the amount of $_______ per year, payable according to Company's regular payroll practices, but in no event less than monthly. Company's Managers shall determine the Base Salary for each subsequent calendar year, including 1996; provided, however, that Company's Managers shall not decrease Executive's Base Salary for any subsequent calendar year.

          B. BONUS. In addition to the Base Salary, a bonus (the "Bonus") shall be paid to Executive. For the period ending December 31, 1995, the Bonus shall be paid in accordance with Power-One's current Bonus Plan. All future Bonus amounts shall be determined by Company's Managers, which determination shall be generally consistent with Bonuses payable to Executive under Power-One's Bonus Plan.

          C. BENEFITS. Executive shall receive benefits (e.g. car allowance, health, life and disability insurance, pension, home office, profit sharing programs, vacation periods, sick leave and other fringe benefits) on the same overall basis (i.e., without singling out any particular item of benefits) made available by Company to its employees or other executives.

          D. DEFERRED COMPENSATION. In addition to other compensation that Executive may be entitled to receive hereunder,

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Executive shall also be entitled to receive deferred compensation amounts
(the "Deferred Compensation") as follows:

               (i) Company shall credit the amount of $_______ to a book reserve (the "Deferred Compensation Account") established for this purpose as of the effective date of this Agreement.

               (ii) The amount credited to the Deferred Compensation Account from time to time, shall hereafter be credited with an amount in the nature of interest thereon ("Interest") at a rate equal to ten percent (10%) per annum, compounded annually, until such account has been fully distributed to Executive or to the beneficiary or beneficiaries of Executive.

               (iii) Executive shall forfeit any rights Executive may have to the payment of Deferred Compensation under this Agreement in the event that Executive is terminated For Cause (as defined in Section 4(C) below) at any time during the Term, or if Executive terminates Executive's employment with Company Without Good Reason (as defined in Section 4(F) below) during the Initial Term.

               (iv) Upon termination of Executive's employment with Company other than as set forth in subsection (iii) above and subject to subsection
(v) below, Company shall pay to Executive all amounts credited to Executive's Deferred Compensation Account, including Interest thereon, in twenty (20) quarterly installments of 1/20th of the Deferred Compensation Account on the date of such termination plus Interest accruing after such date on the declining balance thereon, on the last day of each calendar quarter, commencing with the quarter following the date on which Executive becomes entitled to payment of such amounts (the "DC Date"); provided, however, that the minimum amount of any such payment shall be the lesser of One Hundred Twenty Five Thousand Dollars ($125,000) and the remaining balance in the Deferred Compensation Account; provided further that Company may in its sole discretion elect to pay all Deferred Compensation amounts in a lump sum, or prepay the balance of any unpaid installments. Any prepayment under this clause (iv) shall be applied to the installments in the inverse order of their due date. The DC Date shall be determined as follows:

                    (a) TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE. If Executive is terminated by Company Without Cause (as defined in Section 4(D) below) or, except as set forth in subsection
     (iii) above, if Executive terminates Executive's employment with Company for any reason, the DC Date is the first day of such termination.

                    (b) EXPIRATION OF THE TERM. If Executive ceases to be employed by Company as a result of expiration

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     of the Initial Term or the Extension Term and the parties do not agree to extend the Term for any additional periods, the DC Date is the last day of the then current Term of the Agreement; provided, however, that if Executive continues to be employed by Company after expiration of the Initial Term or the Extension Term as an "at-will" employee, the DC Date is the last day of Executive's employment with Company.

                    (c) TERMINATION BY DEATH OR TOTAL AND PERMANENT DISABILITY. If Executive dies, the DC Date is the date of death. If Executive is terminated by reason of Total and Permanent Disability (as defined in Section 4(B) below) of Executive, the DC Date is the Termination Date as defined in Section 4(B).

                    (d)  PUBLIC OFFERING; CHANGE OF CONTROL.     If a "Public
     Offering" (as defined below) or a "Change of Control" (as defined below) occurs, the DC Date is the first day of the month next following the date of the Public Offering or Change of Control. Notwithstanding the payment terms set forth in this subsection (iv), if a Public Offering or Change of Control occurs and the Public Offering or Change of Control results in a distribution under Section 6.8C(ii) of Company's current Operating Agreement (the "Operating Agreement"), Company shall pay or cause to be paid, in a lump sum rather than in installments, an amount equal to the same percentage of the then outstanding amount in Executive's Deferred Compensation Account (including any remaining balance if installment payments have already commenced), as the percentage by which the Adjusted Capital Contributions (as defined in the Operating Agreement) of the Members is reduced by such distribution.

               For purposes of this Agreement, a "Public Offering" shall mean a public offering by Company and/or its Members of any securities of Company which are entitled to vote generally in the election of directors or Managers of Company, including any offering by a successor of Company resulting from a merger or consolidation of Company with its affiliates or any other similar restructuring. For purposes of this Agreement, a "Change of Control" shall mean either (x) an acquisition of equity interests of Company if the acquiring person would thereafter be the beneficial owner of 50% or more of Company's Sharing Ratios or equity securities or be entitled to elect more than 50% of the Managers or directors of Company; (y) a merger or consolidation of Company resulting in the holders of Company's Membership Interests or other equity interests immediately prior to such transaction holding less than 50% of the total voting stock of the surviving company after such transaction; or (z) a sale or exchange of all or more than 50% (by value) of the property and assets of Company. Notwithstanding anything to the contrary contained herein, Change of Control

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     shall not include any merger or combination of Company with any or all of its affiliates or any other similar restructuring.

               (v) No payment of Deferred Compensation shall be made if a "Default" or an "Event of Default" exists and for so long as such Default or Event of Default continues, or the payment of the Deferred Compensation would cause a Default or an Event of Default, under any agreement then in existence between or among Company and one or more banks, insurance companies or other institutional lenders. As soon as the Default or Event of Default no longer exists or the payment would not constitute a Default or an Event of Default, Company shall pay Executive any amounts not paid as a result of the preceding sentence, together with interest at ten percent (10%) per annum, compounded annually. If a payment of Deferred Compensation is not made to Executive pursuant to this subsection (v), such payment shall cease accruing Interest as provided in subsection (ii) above and shall only accrue interest as provided in this subsection (v).

              (vi) The obligations of Company with respect to the payment of Deferred Compensation to Executive are not funded in any way and are entered into by Company for the purpose of providing deferred compensation to a select group of management personnel, including Executive. Nothing in this Agreement nor any action taken as a result of this Agreement, including, but not limited to the creation on the books of Company of the Deferred Compensation Account, the crediting of any amounts thereto, or the purchase or maintenance of any assets for the purpose of satisfying Company's obligations under this Agreement, shall create or be construed to create a trust of any kind or a fiduciary relationship between Company and Executive, Executive's beneficiary, or any other person. Any funds that may be invested by Company to fund any of the obligations under this Agreement shall continue for all purposes to be part of the general funds of Company and no person other than Company shall by virtue of the provisions of this Agreement have any interest in any such funds. To the extent that any person acquires a right to receive payments from Company under this Agreement, that right shall be no greater than the right of any unsecured general creditor of Company.

          E.        MEMBERSHIP INTEREST.  Subject to Section 3(E)(iii) and
(iv) below, upon termination of Executive's employment with Company and for a period of sixty (60) days thereafter (the "Call Option Period"), Company shall have the right to purchase Executive's Membership Interest (as defined in the Operating Agreement) in Company for a purchase price (the "Purchase Price") to be determined according to the provisions of this Section 3(E); provided, however, that if Company does not exercise its right to purchase Executive's Membership Interest for the Purchase Price during the Call Option Period, subject to Section

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3(E)(iii) and (iv) below, Executive shall have the right for a period of sixty (60) days after expiration of the Call Option Period (the "Put Option Period"), to demand that Company repurchase Executive's Membership Interest for a purchase price (the "Repurchase Price") to be determined according to the provisions of this Section 3(E). The Purchase Price or Repurchase Price shall be paid in twenty (20) quarterly installments of 1/20th of the Purchase Price or Repurchase Price, as appropriate, plus interest at the rate of ten percent (10%) per annum, compounded annually, on the unpaid portion, on the last day of each calendar quarter, commencing with the quarter following termination of Executive's employment; provided, however, that Company may in its sole discretion elect to pay the entire Purchase Price or Repurchase Price in a lump sum, or prepay the balance of any unpaid installments. Any prepayment under this Section 3(E) shall be applied to the installments in the inverse order of their due date. The Purchase Price and the Repurchase Price shall be determined as follows:

               (i) TERMINATION BY COMPANY FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON DURING THE TERM. If Executive is terminated by Company for Cause at any time during the Term or if Executive terminates this Agreement Without Good Reason during the Term, the Purchase Price and the Repurchase Price shall be the lesser of Executive's Capital Account balance and the amount of Executive's Adjusted Capital Contributions, in each case computed as of the date of termination.

               (ii) TERMINATION FOR ANY OTHER REASON. If Executive's employment with Company is terminated for any reason other than those set forth in subsection (i) above, the Purchase Price is the aggregate amount of the distribution Executive would receive pursuant to Section 6.8C of the Operating Agreement if (x) all of the assets of Company were sold for a cash purchase price equal to six times EBITDA (as defined below), (y) all "Total Debt" (as defined in the Credit Agreement between Company, NationsBank of Texas, N.A. and such other lenders as are listed therein, dated as of even date hereof) and all Deferred Compensation existing under this and other Employment and Compensation Agreements entered into as of the date hereof ("Aggregate Deferred Compensation") were then paid in full, and (z) the remaining proceeds were distributed to the Members (including Executive) pursuant to said Section 6.8C and the Repurchase Price is the aggregate amount of the distribution Executive would receive pursuant to Section 6.8C of the Operating Agreement if (x) all of the assets of Company were sold for a cash purchase price equal to five and three-fourths times EBITDA, (y) all bank, insurance company or other institutional debt of Company and the Aggregate Deferred Compensation were then paid in full, and (z) the remaining proceeds were distributed to the Members (including Executive) pursuant to said Section 6.8C. "EBITDA" means the sum of the amounts for the prior twelve (12) month period ending on the last day of the calendar quarter

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immediately preceding such calculation of (i) net income, (ii) interest expense, (iii) taxes, (iv) total depreciation expense and (iv) total amortization expense, all of the foregoing as determined in conformity with Generally Accepted Accounting Principles ("GAAP").

               (iii) PUBLIC OFFERING; CHANGE OF CONTROL. If a Public Offering or a Change of Control occurs, Executive's Membership Interest shall fully vest and neither Company nor Executive shall have any further purchase or repurchase rights with respect to such Membership Interest. Notwithstanding the payment terms set forth above, if (i) a Public Offering or Change of Control occurs, (ii) prior thereto the Company has become obligated to make payments with respect to the purchase of Executive's Membership Interest under this Agreement, and (iii) the Public Offering or Change of Control results in a distribution under Section 6.8C(ii) of the Operating Agreement, Company shall pay or cause to be paid, in a lump sum rather than in installments, an amount equal to the same percentage of the then outstanding Purchase Price or the Repurchase Price, as appropriate, (including any remaining balance if installment payments have already commenced), as the percentage by which the Adjusted Capital Contributions of the Members is reduced by such distribution.

               (iv) EFFECT ON COMPANY DEBT; DELAWARE LAW. No payment of the Purchase Price or the Repurchase Price, as appropriate, shall be made if
(y) such payment violates Delaware law or (z) a "Default" or an "Event of Default" exists and for so long as such Default or Event of Default continues, or the payment of the Purchase Price or the Repurchase Price would cause a Default or an Event of Default, under any agreement then in existence between or among Company and one or more banks, insurance companies or other institutional lenders. As soon as such payment would not violate Delaware law, the Default or Event of Default no longer exists, or the payment would not constitute a Default or an Event of Default, Company shall pay Executive any amounts not paid as a result of the preceding sentence, together with interest at ten percent (10%) per annum, compounded annually. If a payment of the Purchase Price or the Repurchase Price is not made to Executive pursuant to this subsection (iv), such payment shall cease accruing interest as provided above and shall only accrue interest as provided in this subsection (iv).

4.        TERMINATION OF EMPLOYMENT

          A. BY DEATH. The Term shall terminate, without liability except as provided in this Section 4(A), automatically upon the death of Executive. The "Termination Date" in the event of Executive's death during the Term shall be the date of death. In the case of Executive's death, Company shall pay to Executive's beneficiaries or estate, as appropriate, (i) promptly after the Termination Date all accrued but unpaid Base Salary and

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vacation pay, on a pro rata basis with respect to any incomplete periods, up to and including the day before the Termination Date; (ii) as soon as practicable, but in no event later than sixty (60) days after the end of the Employment Year, all Bonuses on a pro rata basis with respect to any incomplete periods, up to and including the day before the Termination Date; and (iii) subject to Section 3(D)(v), Deferred Compensation as set forth in
Section 3(D)(iv)(c). In addition to the foregoing, subject to Section 3(E)(iv), Company shall have the right during the Call Option Period to purchase Executive's Membership Interest in Company for the Purchase Price as provided in Section 3(E) and, if Company does not exercise such right within the Call Option Period, Executive shall have the right during the Put Option Period to demand repurchase of Executive's Membership Interest in Company for the Repurchase Price as provided in Section 3(E).

          B. BY TOTAL AND PERMANENT DISABILITY. The Term shall terminate, without liability except as provided in this Section 4(B), upon the "Total and Permanent Disability" of Executive. "Total and Permanent Disability" shall mean, with respect to Executive, the absence of Executive from Executive's employment by reason of any mental or physical illness, disability or incapacity for a period of six (6) consecutive months, or for shorter periods aggregating six (6) months in any consecutive twelve (12) month period. Determination of Executive's mental or physical disability shall be made by Managers based upon examination and certification by a physician selected by Managers. If the physician selected by Managers is not Executive's personal physician, Executive has right to have his personal
physician present at any such examination.   The "Termination Date" in the
event of such illness, disability or incapacity shall be the last day of such six (6) month period or aggregate of six (6) months as applicable. In the case of Executive's Total and Permanent Disability, Company shall pay to Executive (or Executive's representative) (i) promptly after the Termination Date all accrued but unpaid Base Salary and vacation pay, on a pro rata basis with respect to any incomplete periods, up to and including the day before the Termination Date; (ii) as soon as practicable, but in no event later than sixty (60) days after the end of the Employment Year, all Bonuses on a pro rata basis with respect to any incomplete periods, up to and including the day before the Termination Date; and (iii) subject to Section 3(D)(v), Deferred Compensation as set forth in Section 3(D)(iv)(c). Subject to
Section 3(E)(iv), Company shall have the right to purchase and Executive shall have the right to demand repurchase of Executive's Membership Interest in Company in accordance with Section 4(A) above.

          C. BY COMPANY FOR CAUSE. The Term may be terminated, without liability except as provided in this Section 4(C), by Company for Cause (any such termination of the Term, a "Termination For Cause"). "Cause" shall mean
(i) Executive willfully commits a material breach of this Agreement; or

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(ii) Executive is convicted of or pleads guilty or no contest to a felony involving any financial impropriety or which would materially interfere with Executive's ability to perform his services under this Agreement or which would be materially injurious to Power-One (which conviction, through lapse of time or otherwise, is not subject to further appeal, during which appeal Company will be entitled to suspend, but not terminate, Executive's employment and Company's payment obligations, provided that in the event such conviction is overturned or vacated, Executive will be paid retroactively all compensation withheld by Company in connection with said suspension).

          Any termination under this Section 4(C) shall be effective upon receipt of written notice of such termination (specifying the grounds for such termination) or upon such other date as may be specified by Company in the notice (the "Termination Date"). In the case of Executive's Termination For Cause, all benefits provided to Executive by Company hereunder shall thereupon cease and Company shall (i) pay to Executive within thirty (30) days of the Termination Date all accrued but unpaid Base Salary and, to the extent required by California law, vacation pay, on a pro rata basis with respect to any incomplete periods, up to and including the day before the Termination Date, and (ii) subject to Section 3(E)(iv), purchase Executive's Membership Interest in Company as provided in Section 3(E)(i).

          D. BY COMPANY WITHOUT CAUSE. The Term may be terminated at any time by Company, without advance notice, without Cause, and other than by reason of Executive's death or Total and Permanent Disability (any such termination of the Term, a "Termination Without Cause"), without liability on its part except as provided in this Section 4(D). Any termination under this Section 4(D) shall be effective upon receipt of written notice of such termination or upon such other date as may be specified by Company in the notice (the "Termination Date"). In the event that the Term is terminated Without Cause, Company shall (i) pay or cause to be paid within fifteen (15) business days of the Termination Date in a lump sum an amount equal to Executive's Base Salary through the end of what, but for the termination, would otherwise have been the remainder of the Term (the "Remainder Term"), (ii) pay or cause to be paid as soon as practicable, but in no event later than sixty (60) days after the end of each Employment Year, all Bonuses which Executive would have been entitled to through the end of the Remainder Term, (iii) allow Executive to continue to participate in all employee benefit plans in effect as of the Termination Date, including, without limitation, all life, disability and health insurance programs and retirement, profit-sharing and pension plans, as they may be amended from time to time, for the Remainder Term, or at the option of Company (exercised within ninety (90) days of the Termination Date or, if earlier, at such time continued participation becomes infeasible, with notice to be given to Executive as soon as practicable), the payment to Executive of

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the amount of Company's contributions to such employee insurance programs and plans for Executive as if they had been made on behalf of Executive for the Remainder Term based on the level of Executive's participation in such programs at the time of termination, unless such levels are based on Executive's compensation in which case they shall increase accordingly; provided that with respect to any retirement, pension or profit sharing plans for which continued participation cannot occur pursuant to such plans, Company shall (a) pay to Executive the amount it would have paid to Executive's account as Company contribution on an annual basis at the year-end for each year included in the Remainder Term, and (b) Executive shall be entitled to distribution of vested amounts in any such plan in accordance with the terms of such plans; and (iv) subject to Section 3(D)(v), pay or cause to be paid all amounts credited to Executive's Deferred Compensation Account pursuant to Section 3(D)(iv)(a). Subject to Section 3(E)(iv), Company shall the right to purchase and Executive shall have the right to demand repurchase of Executive's Membership Interest in Company in accordance with Section 4(A) above.

          E. BY EXECUTIVE FOR GOOD REASON. Executive shall have the right to terminate Executive's employment, without further obligation or liability to Company, except that any termination of Executive's employment under this
Section 4(E) shall require the Company to make the same payments it would make upon Termination Without Cause by Company under Section 4(D), upon the occurrence of any one or more of the following events, which events shall be deemed termination by Executive for "Good Reason":

               (i) If Executive's position (including responsibilities, title, reporting requirements or authority) is reduced below the level of a [vice president] of Company; or

               (ii) If Company willfully commits a material breach of this Agreement; or

               (iii) If Company requires Executive to render Executive's services hereunder at a location greater than fifty (50) miles from Camarillo, California without Executive's prior written consent; provided, however, that if Company requests that Executive relocate to any such location and Executive does not agree to such relocation, the provisions of subsection (i) above shall not apply but Company agrees to use its best efforts to employ Executive in a managerial position with Company.

          Upon the failure to cure any of the events/breaches set out above within ten (10) business days after Company's receipt of written notice (the "Initial Notice") from Executive specifying the applicable events/breaches, Executive shall have the right to elect to terminate Executive's employment for Good Reason by giving a second written notice (the "Second Notice") to

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Company to such effect; provided, however, that with respect to any such events/breaches that are capable of prospective cure, if Company commences to effect such a cure within the foregoing ten (10) day period, Company shall be permitted additional time to cure and not be deemed in breach so long as it diligently continues to seek to effect a cure. Any termination by Executive pursuant to this Section 4(E) shall be effective upon receipt of the Second Notice by Company of such termination or upon such other date as may be specified by Executive in the Second Notice (the "Termination Date").

          F. BY EXECUTIVE WITHOUT GOOD REASON. The Term may be terminated at any time by Executive, without advance notice, for any reason (any such termination of the Term, a "Termination Without Good Reason"), without any further liability on Executive's part. Any termination by Executive pursuant to this Section 4(F) shall be effective upon (i) receipt by Company of written notice of such termination if such notice does not specify another date or (ii) the date specified in the written notice of termination, if a date is specified (the "Termination Date"). In the event that the Term is terminated Without Good Reason, all benefits provided to Executive by Company hereunder shall thereupon cease and Company shall pay to Executive, (i) within thirty (30) days of the Termination Date all accrued but unpaid Base Salary and, to the extent required by California law, vacation pay, on a pro rata basis with respect to any incomplete periods, up to and including the day before the Termination Date, (ii) as soon as practicable, but in no event later than sixty (60) days after the end of the Employment Year, all Bonuses declared but not yet payable, (iii) subject to Section 3(D)(v), if termination by Executive Without Good Reason occurs after the Initial Term, all amounts credited to Executive's Deferred Compensation Account as provided for in Section 3(D)(iv)(a); and (iv) subject to Section 3(E)(iv), Company shall purchase Executive's Membership Interest in Company as provided for in
Section 3(E)(i).

          G.   EXECUTIVE'S TERMINATION OBLIGATIONS.

               (i) Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to Executive's employment belong to Company and shall be promptly returned to Company upon termination of the Term. "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and all other proprietary information relating to the business of Company. Following termination, Executive will not retain any written or other tangible material containing any proprietary information of Company.

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5.   CONFIDENTIALITY

          A. NONDISCLOSURE OF CONFIDENTIAL MATERIAL. In the performance of Executive's duties, Executive will have access to confidential records, including, but not limited to, trade secrets, development, marketing, organizational, financial, managerial, administrative, manufacturing, production, distribution and sales information (including customer lists), data, specifications and processes presently owned or at any time hereafter developed, by Company, its subsidiaries or affiliates that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is disclosed to Executive in confidence. Except in the performance of Executive's duties to Company, Executive shall not, directly or indirectly, disclose or use any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of Executive's obligations hereunder). All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to Company's business (including, the businesses of its subsidiaries and affiliates), which Executive shall prepare, use or encounter, shall be and remain Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement Executive shall promptly deliver to Company any and all of the Confidential Material, not previously delivered to Company, that may be, or at any previous time has been, in the possession or under the control of Executive.

          B. NOT HIRE AWAY. During the Term and for a period of two (2) years thereafter, Executive shall not solicit any employee of Company (or any of its subsidiaries or affiliates) or encourage any such employee to leave the employment of Company (or any of its subsidiaries or affiliates); except that (a) if the Term expires in the ordinary course, the two (2) year period provided above will be twelve (12) months; (b) the proscriptions and restrictions set out above will be inapplicable and accordingly of no force or effect in the event Executive is terminated Without Cause pursuant to
Section 4(D), or terminates Executive's employment for Good Reason pursuant to Section 4(E); and (c) none of the proscriptions and restrictions described above will apply with respect to any personal assistant or secretary who reports solely to Executive, whose services and employment Executive will be free to solicit at any time without restriction provided that such personal assistant or secretary agrees to be bound by the provisions of Section 5(A).

6.   ASSIGNMENT; SUCCESSORS AND ASSIGNS.

          Executive and Company each agrees that they will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, any rights or obligations under

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this Agreement, except by Executive pursuant to community property laws or laws of descent and distribution and except by Company as provided below. In addition, the benefits provided pursuant to this Agreement shall not be subject to garnishment, attachment, or any other legal process by creditors of Executive or any person or persons designated as beneficiaries under this Agreement or any other payee of the benefits provided hereunder.
Furthermore, Executive's rights shall not be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation in violation of this Section 6 shall be null and void.

7.   NOTICES

          Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

          (a)  If to Company:

               Power-One LLC
               c/o Stephens Group, Inc.
               111 Center Street
               Suite 2500
               Little Rock, Arkansas 72201
               Attention:  Douglas H. Martin
               Fax No.:  (501) 377-3483

               With a copy to:

               Stephens Group, Inc.
               111 Center Street
               Suite 2500
               Little Rock, Arkansas 72201
               Attention:  Michael B. Johnson, Esq.
               Fax No.:  (501) 377-2677

          (b) If to Executive, to Executive at the address set forth below under Executive's signature;

               With a copy to:

               O'Melveny & Myers
               1999 Avenue of the Stars
               Los Angeles, California 90067
               Attention:  Kendall R. Bishop, Esq.
               Fax No.:  (310) 246-6779

or at any such other address as either party shall have specified by notice in writing to the other.

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

8.   ENTIRE AGREEMENT

          The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

9.   AMENDMENTS; WAIVERS

          This Agreement may not be modified, amended, or terminated except
by an instrument in writing, signed by Executive and Company.   By an
instrument in writing similarly executed, either party (Executive or Company) may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10.  SEVERABILITY; ENFORCEMENT

          If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

11.  GOVERNING LAW

          This Agreement will be governed by and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof, including all matters of construction, validity, performance and enforcement.

12.  COUNTERPARTS

          This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original but all counterparts together shall constitute one instrument.

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

13.  DISPUTE RESOLUTION

          Company and Executive agree that any dispute relating to this Agreement in any respect shall be submitted to binding mediation by an agreed independent organization specializing in mediation dispute resolution, or if no Agreement can be reached, by Judicial Arbitration and Mediation Services
(JAMS). Company and Executive further agree that such mediation shall take place in Los Angeles.

14.  CAPTIONS

          The captions and headings contained herein are solely for convenience and reference and do not constitute a part of this Agreement.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

POWER-ONE LLC                           EXECUTIVE
("Company")



By:
     ---------------------------        ---------------------------

Its:
     ---------------------------


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